Non-Management Director Compensation

        On October 26, 2004, upon the recommendation of the Nominating and Governance Committee, the Board of Directors approved the terms of the compensation to be paid to each non-management director of the Board in respect of his/her service on the Board. The following is a summary of the elements of such compensation:

Annual Retainer	Committee Chairman Annual Retainer	Each Board Meeting Attended	Each Telephonic Board Meeting Attended	Each Compensation, Nominating and Governance and Retirement Committee Meeting Attended	Each Audit Committee Meeting Attended
$30,000	$2,000	$1,200	$500	$1,200	$1,250

        Each year, each non-management director also receives long-term incentive compensation. The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) payable to the non-management directors is based upon total compensation received by non-management directors at 14 peer group companies as provided by independent compensation consultants and is set at the 70th percentile for 2005 ("Baseline Compensation"). The amount of the long-term incentive compensation payable each year is equal to the difference between (i) Baseline Compensation and (ii) the total cash payable to the non-management directors for such year. The value of the long-term incentive compensation payable each year is allocated 50% to stock option awards and 50% to restricted stock awards, with the number of options and shares awarded being determined by reference to the market value of the Company's stock on the date of the award.